CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 21st Day of September, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is the sole legal and beneficial owner of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million Two Hundred Thousand Dollars ($1,200,000) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The full Purchase Price shall be paid no later than eighty (80) days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date. For the avoidance of doubt, each party shall be solely responsible for paying any of their respective applicable taxes owed in connection with the transaction. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by Max Howard on behalf of Buyer and [***] on behalf of Seller prior to payment.

3. REPRESENTATIONS AND WARRANTIES.

3.1. Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller

has provided Agent with all requested information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***").

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country.

3.2 Each party hereby agrees to indemnify, defend and hold the other party harmless from any and all damages, losses or other liability, including reasonable attorney or other professional fees and other costs, fees and expenses, suffered or incurred by the other party arising by reason of, or in connection with, a breach of this Agreement, which will not exceed the Purchase Price actually paid by Buyer, and Seller shall not be responsible for any special, incidental, consequential or punitive damages.

3.3 Buyer hereby represents and warrants to Seller, as of the date hereof and the date of title transfer, that: (i) Buyer has full legal authority to enter into this Agreement, to make the representations and warranties contained herein, and to complete the transaction contemplated herein; and (ii) the Purchase Price or any part thereof has not previously, and will not in connection with this transaction, be used to violate any banking, currency transfer, anti-bribery, anti-corruption or anti-money laundering law, including the US Foreign Corrupt Practices Act or any other similar law of any other country.

3.4 It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. CARE OF THE WORK. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. The parties hereby acknowledge and agree that the UOVO Delaware (as defined below) is such an acceptable fine art storage environment. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work, or relocate the Work, without notice to Agent.

5. INSURANCE.

5.1 Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy which must be "wall to wall," worldwide, against all risks of physical loss or damage for an amount equal to (no less than) the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer upon the Closing Date.

5.2 Within five (5) business days of the Effective Date, and before shipment to the Storage Location as detailed in Section 7.1 below, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage naming Agent and Buyer as loss payee as Agent and Buyer's interest may appear. All polic(ies) must be primary and noncontributory, and include a waiver of subrogation with respect to any claims relating to the Work. For

the avoidance of doubt, any insurance maintained by Agent and/or Buyer will be secondary and non-contributory in all instances.

5.3 Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer's final acceptance of the Work at the Delivery Location; and (ii) Seller's receipt of Purchase Price on the Closing Date.

6. TITLE. Good and marketable title to the Work shall pass to Buyer upon both: (a) the receipt by Seller of payment in full of the Purchase Price from Buyer; and (b) confirmation by Buyer or Buyer's agent at the Delivery Location within five (5) business days of delivery that the Work is in, in Buyer's reasonable opinion, materially the same condition as determined by the Condition Report. Unless Buyer rejects the Work solely because it is not materially in the same condition as determined by the Condition Report, in which case Seller shall promptly refund the Purchase Price by wire transfer to Buyer, Seller shall sign and, within five (5) business days, deliver to Buyer a signed Bill of Sale in the form attached hereto as Exhibit C evidencing transfer of title to the Work to Buyer..

7. DELIVERY, STORAGE AND EXPENSES.

7.1. As of the Effective Date, the Work is located at Seller's premises located at [***] ("the ***Current Location***"). Seller shall within ten (10) business days of the Effective Date arrange for the Work to be crated, packed and shipped by professional fine art shippers approved by Agent in writing (email being sufficient) to Seller's account at UOVO Delaware ("***UOVO Delaware***"), 101 Lake Drive, Newark, Delaware 19702 (the "***Storage Location***"). Seller shall hold the Work in Seller's account at UOVO Delaware until the Closing Date and shall at the Closing Date, transfer the Work to Agent's account at UOVO Delaware (thereafter, the "***Delivery Location***"). Seller shall notify Agent in writing (email being sufficient) prior to any relocation of the Work, unless agreed upon under separate cover.

7.2. Seller shall pay all costs and be responsible for arranging crating, packing, shipping and insuring the Work from its Current Location to the Storage Location, transferring the Work in name from the Storage Location to the Delivery Location, and storing and insuring the Work until the Closing Date.

8. THIRD-PARTY COMMISSIONS. Neither party hereto shall be responsible for the payment of any commissions or fees due any person acting on behalf of either party hereto in connection with the transaction contemplated by this Agreement. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Current Location on August 23, 2022. Buyer shall be entitled to inspect the Work at the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is transferred to the Delivery Location, UOVO Delaware shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. TERMINATION WITH CAUSE. In the event of: (i) a material breach of this Purchase Agreement by Seller; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control); or (iii) a material change in condition of the Work upon inspection at the Delivery Location as set forth in Section 6; then: (x) Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 10, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase

Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Neither party may assign this Purchase Agreement without the prior written consent of the other party; provided, that the foregoing restriction shall not be deemed to prevent Agent's ability to assign its rights to Buyer as an intended third-party beneficiary hereunder. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

____

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

____

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

Masterworks Gallery, LLC, acting as agent for
Masterworks Cayman, SPC, acting on behalf of
its Segregated Portfolio
225 Liberty Street, 29th Foor
New York, NY 10281

Invoice #[***]
September 21, 2022

INVOICE

Helen Frankenthaler (1928-2011)
Tethys
1981
Acrylic on canvas
46 x 100 1/2 in
116.8 x 255.3 cm
Signed, titled and dated on the reverse:
frankenthaler "Tethys" 1981
(4056)

$1,200,000.00



Subtotal:	$1,200,000.00
Total:	**$1,200,000.00**

No sales tax is due. A resale certificate has been furnished by Masterworks Gallery, LLC (Certificate of Authority No. 82-3566496).

Wire transfer instructions are as follows:
Citibank NA, 1042 Madison Avenue, New York, NY 10075
To the account of [***]
Routing # [***] Account # [***]

[***]

EXHIBIT C

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Masterworks Gallery, LLC, acting as agent for Masterworks Cayman, SPC, acting on behalf of its Segregated Portfolio 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Helen Frankenthaler	(the "Work")
Title:	Tethys	
Medium:	Acrylic on canvas	
Size:	46 x 100.5 in. (116.84 x 255.27 cm.)	
Date:	1981	
NY Sales Tax:	None Withheld; Delaware Delivery, along with Resale Certificate	
Purchase Price:	$1,200,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated September 21, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:
ITS: